EXHIBIT 23.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into this 01 day of January, 2012, by and between CICERO INC, a Delaware corporation (the “Company”), and Antony Castagno, a resident of the State of Georgia (the “Employee”).

In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2.
Duties of Employee.  Employee will be based in Georgia or North Carolina at the discretion of the Company.  Employee’s title will be Chief Technology Officer and Employee will report directly to the Chief Executive Officer.  Employee agrees to perform and discharge such other duties as may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Board of Directors, and such duties will be consistent with those duties regularly and customarily assigned by the Company to the position of Chief Technology Officer.  Employee agrees to comply with all of the Company's policies, standards and regulations and to follow the instructions and directives as promulgated by the Board of Directors of the Company (“Policies”).  Employee will devote Employee's full professional and business-related time, skills and best efforts to such duties and will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board of Directors of the Company.  This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books, teaching or joining or participating in any professional associations or trade group, so long as the Board of Directors of the Company approves such participation, preparation and publication or teaching prior to Employee’s engaging therein.

3.
Term.  The term of this Agreement will be at-will, and can be terminated by either party at any time, with or without cause, subject to the provisions of Section 4 of this Agreement.  Subject to the provisions of Section 4, this Agreement will cover the period January 01, 2012 through December 31, 2012 and thereafter successive annual periods unless a party provides the other with written notice of its intention to terminate this Agreement, which notice shall be delivered no later than thirty (30) days prior to the expiration of the initial term or any renewal term, as applicable.

4.	Termination.

(a)
Termination by Company for Cause.  The Company may terminate this Agreement and all of its obligations hereunder immediately, including the obligation to pay Employee severance, vacation pay or any further accrued benefits or remuneration, if any of the following events occur:

(i)
Employee improperly performs, or fails to perform, his duties and responsibilities or materially breaches any of the terms or conditions set forth in this Agreement, a Policy, or invention assignment, confidentiality, non-solicitation or non-competition agreement with or for the benefit of the Company, SOAdesk, LLC (“SOAdesk”) or Vertical Thought, Inc. (“VTI”) and fails to cure such breach within ten (10) days after Employee's receipt from the Company of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 10 through 14 of this Agreement or of provisions of such Policies or agreements relating to any thereof);

(ii)	Employee commits any other act materially detrimental to the business or reputation of the Company;

(iii)	Employee engages in willful misconduct, including fraud or intentional misrepresentation;

(iii)
Employee engages in dishonest activities or commits or is convicted of, or pleads guilty or nolo contendere to, any felony or a misdemeanor involving fraud, deceit, moral turpitude or unethical business conduct;

(iv)
Employee engages in habitual alcohol or drug abuse that continues after written notice from the Company, which abuse has (a) had an adverse effect on Employee’s productivity or ability to carry out his duties under this Agreement, (b) jeopardized the safety of any other employee of the Company or any person having business relations with the Company, (c) damaged the reputation of the Company, or (d) endangered the Company’s ability to compete for business; or

(v)
Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable to perform Employee's duties under this Agreement even with a reasonable accommodation.  Without limiting the generality of the foregoing, Employee's inability adequately to perform services under this Agreement for a period of sixty (60) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty (60) day period shall be extended to a one hundred and twenty (120) day period.

(b)
Termination by Company Without Cause.  The Company may terminate Employee's employment pursuant to this Agreement for reasons other than those stated in Section 4(a) upon at least thirty (30) days' prior written notice to Employee. In the event Employee's employment with the Company is terminated by the Company without cause, and subject to the execution by Employee and effectiveness of a customary release in a form reasonably satisfactory to the Company, the Company shall be obligated to pay Employee severance payments equal to six (6) months of Employee’s then base salary in the aggregate.  In addition, Employee will be entitled to payment of all unused vacation days at his current daily rate and any accrued but unpaid salary or earned bonuses.  The foregoing severance and other payments shall be payable (subject to the effectiveness of such customary release) in equal semi-monthly installments over the six (6) month period following Employee’s termination in accordance with the Company’s standard payroll practices. Employee will be entitled to receive no further remuneration and will not be entitled to participate in any Company benefit programs following his termination by the Company, whether such termination is with or without cause.

5.           Compensation and Benefits.

(a)
Annual Salary.  During the term of this Agreement and for all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of One Hundred and Fifty Thousand Dollars ($150,000.00) per annum in equal semi-monthly installments.

(b)
Incentive Compensation.  Employee is eligible for an annual bonus upon the Company reaching certain pre tax income levels (after accounting for all bonuses)  as set forth in Exhibit C.  Said bonus will be payable after the annual accounts have been presented to the Compensation Committee. Exhibit C attached hereto provides the benchmarks associated with achieving the Incentive Compensation.

(c)	Equity Awards. Employee is eligible for stock option grants and restricted stock awards as determined by the Compensation Committee.

6.
Vacation.  Employee shall be eligible for four (4) weeks of paid vacation annually, provided that such vacation is scheduled at such times that do not interfere with the Company’s legitimate business needs.

7.
Other Benefits.  Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, life and disability insurance, and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit.  The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

8.
Business Expenses.  Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

9.
Withholding.  The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

10.
Non-Disclosure of Proprietary Information.  Employee recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates, including for purposes of this Section 10 any of the same purchased from SOAdesk or VTI, and all physical embodiments thereof (as they may exist from time-to-time, collectively, the “Proprietary Information”) are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement.  Therefore, in order to obtain access to such Proprietary Information, Employee agrees that, except with respect to those duties assigned to him by the Company, Employee will hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances.

For purposes of this Agreement, the term “Trade Secrets” means information, including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.  For purposes of this Agreement, the term “Trade Secrets” does not include information that Employee can show by competent proof (i) was known to Employee and reduced to writing prior to disclosure by the Company (but only if Employee promptly notifies the Company of Employee’s prior knowledge; (ii) was generally known to the public at the time the Company disclosed the information to Employee; (iii) became generally known to the public after disclosure by the Company through no act or omission of Employee; or (iv) was disclosed to Employee by a third party having a bona fide right both to possess the information and to disclose the information to Employee; provided, that clauses (i) through (iv) shall not be available for Trade Secrets of or purchased from SOAdesk or VTI.  The term “Confidential Information” means any data or information of the Company, other than trade secrets, which is valuable to the Company and not generally known to competitors of the Company.  The provisions of this Section 6 will apply to Trade Secrets for so long as such information remains a trade secret and to Confidential Information during Employee’s employment with the Company and for a period of two (2) years following any termination of Employee’s employment with the Company for whatever reason.

11.
Non-Solicitation Covenants.  Employee agrees that during Employee's employment by the Company and for a period of two (2) year following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (i) who is a client of the Company or SOAdesk at any time during the six (6)-month period prior to Employee's termination of employment with the Company (“Client”), or was actively sought by the Company or SOAdesk as a prospective client, and (ii) with whom Employee had material contact while employed by or providing services to or for the benefit of the Company, SOAdesk or VTI to provide similar services or products as such provided by Employee for the Company, SOAdesk or VTI to such Clients or prospects.  Employee further agrees and represents that during Employee's employment by the Company and for a period of  two (2) year following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing similar services or products to that provided by the Company, SOAdesk or VTI, any person employed by the Company for whom Employee had supervisory responsibility or with whom Employee had material contact while employed by or providing services to or for the benefit of the Company, SOAdesk or VTI, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.  For purposes of this Agreement, “material contact” exists between Employee and a Client or potential Client when (1) Employee established and/or nurtured the Client or potential Client; (2) the Client or potential Client and Employee interacted to further a business relationship or contract with the Company, SOAdesk or VTI; (3) Employee had access to confidential information and/or marketing strategies or programs regarding the Client or potential Client; and/or (4) Employee learned of the Client or potential Client through the efforts of the Company, SOAdesk or VTI providing Employee with confidential Client information, including but not limited to the Client’s identify, for purposes of furthering a business relationship.

12.
Existing Restrictive Covenants.  Except as provided in Exhibit B, Employee has not entered into any agreement with any employer or former employer: (a) to keep in confidence any confidential information, or (b) to not compete with any former employer.  Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information or not to compete with any such former employer.  Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Employee.

13.
Return of Proprietary Information.  Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material.  Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

14.
Proprietary Rights.  During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the “Inventions”), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information.  Employee acknowledges that all such Inventions will be “works made for hire” under United States copyright law and will remain the sole and exclusive property of the Company.  Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction.  Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee has had access during and by virtue of Employee's employment by the Company or providing services to or for the benefit of SOAdesk or VTI or which arises out of work assigned to Employee by the Company, SOAdesk or VTI.  Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company, SOAdesk or VTI.  Employee is not obligated to assign any Invention that relates to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, except if conceived while providing service to or for the benefit of SOAdesk or VTI.  Employee agrees that any such Invention is set forth on Exhibit “A” to this Agreement.

15.
Remedies.  Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 10 through 14 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

16.
Severability.  In case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein.  It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

17.
Entire Agreement.  This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof.  No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

18.
Governing Law.  This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of North Carolina.  The parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Employee has his principal place of residence and each of the parties hereto hereby submits to the personal jurisdiction of any such court.  The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

19.	Surviving Terms. Sections 4, 10, 11, 13, 14, 15 and 18 of this Agreement shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:	EMPLOYEE:

CICERO, INC.

By:
	Name	Antony Castagno
Title

EXHIBIT A

INVENTIONS

Employee represents that there are no Inventions.

Employee Initials

EXHIBIT B

EXISTING RESTRICTIVE COVENANTS

Employee Non-Disclosure, Non-Solicitation, Non-Competition and Assignment Agreement, dated as of June 17, 2005, by and between Tony Castagno and OpenSpan, Inc.

EXHIBIT C

VARIABLE COMPENSATION

For Fiscal 2012:

Annual Cash Bonus:

Employee is entitled to an annual cash bonus payable after the Company has reported its results for the year. This annual cash bonus is tied to Operating Net Income before taxes as per the chart below:

Operating Net Income Range (before tax)

	From	To	Variable Compensation

	Less than Target Operating Net Income		None

Tier 1	Achieve Target Operating Net Income up to 120% of Target		43% of base compensation

Tier 2	Achieve >120% of Target Net Operating Income ; < 150%		86% of base compensation

Tier 3	Achieve > 150% of Target Net Operating Income		143% of base compensation

Performance significantly in excess of Tier 3 may result in an additional reward at the discretion of the Compensation Committee